FOR IMMEDIATE RELEASE

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Terex Corporation Commences Cash Tender Offer and Consent Solicitation for 8% Senior Subordinated Notes due 2017

Westport, CT, November 7, 2012 – Terex Corporation (“Terex” or the “Company”) (NYSE: TEX) today announced that it will commence a tender offer (the “Tender Offer”)  to purchase for cash any and all of its outstanding 8%  senior subordinated notes due 2017 (the “Notes”).  In conjunction with the Tender Offer, Terex is soliciting (the “Solicitation”) consents (the “Consents”) to certain proposed amendments to the indenture governing the Notes (as amended and supplemented from time to time, the “Indenture”) to eliminate most of the covenants, certain events of default applicable to the Notes and certain other provisions contained in the Indenture (the “Proposed Amendments”).

The following table summarizes the material pricing terms for the Tender Offer and Solicitation for each $1,000 principal amount of Notes:

	Outstanding
CUSIP/ISIN Nos.	Principal Amount	Title of Security	Consent Expiration	Tender Offer Consideration*	Consent Payment	Total Consideration*
880779AU7/ US880779AU73	$800,000,000	8% Senior Subordinated Notes due 2017	November 21, 2012	$1,013,75	$30.00	$1,043.75

*  Plus accrued and unpaid interest from the last interest payment date up to, but not including, the applicable settlement date.

Holders that validly tender Notes prior to 5:00 P.M., New York City time, on November 21, 2012, unless such time is extended or earlier terminated by Terex (the “Consent Expiration”), and accepted for purchase, will be eligible to receive the total consideration of $1,043.75 per $1,000 principal amount of Notes tendered, which includes $1,013.75 as the tender offer consideration (the “Tender Offer Consideration”) and $30.00 as a consent payment (the “Consent Payment”), on the initial settlement date, which will occur promptly following the Consent Expiration and is expected to be November 26, 2012.  Holders who validly tender Notes after the Consent Expiration and prior to 11:59 p.m., New York City time, on December 6, 2012, unless extended or earlier terminated by Terex in its sole discretion (the “Expiration Time”), will be eligible to receive the Tender Offer Consideration, but not the Consent Payment, on the final settlement date, which will occur promptly following the Expiration Time and is expected to be December 7, 2012.  Accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered (and not validly withdrawn) and accepted Notes.

The Tender Offer is scheduled to expire at the Expiration Time. Validly tendered Notes may be withdrawn at any time on or prior to 5:00 P.M., New York City time, on November 21, 2012 unless extended by Terex (the “Withdrawal Deadline”).  Any tender of Notes pursuant to the Tender Offer may be validly withdrawn and the corresponding Consents may be validly revoked at any time prior to the Withdrawal Deadline, but not thereafter unless required by law.  Holders may not tender their Notes in the Tender Offer without delivering their Consents to the Proposed Amendments, and holders may not deliver their Consents to the Proposed Amendments without tendering their Notes pursuant to the Tender Offer.

Terex expects to fund the purchase of the Notes tendered from proceeds received in new financing transactions and other funds.  If the Tender Offer is consummated, Terex intends to redeem any and all Notes that remain outstanding afterwards in accordance with the Indenture. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption.

Terex’s obligation to accept for payment and pay for any Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer and to accept any Consents validly delivered (and not validly revoked) in connection with the Solicitation is conditioned upon the satisfaction or waiver of certain conditions, including at least a majority of the outstanding aggregate principal amount of Notes having been validly tendered (and not validly withdrawn) and Consents with respect thereto having been validly delivered (and not validly revoked) pursuant to the Tender Offer and the Solicitation.  In addition, the Tender Offer and the Solicitation are each conditioned upon Terex having completed a new financing transaction on terms acceptable to it.

The complete terms and conditions of the Tender Offer and the Solicitation are set forth in Terex’s Offer to Purchase and Consent Solicitation Statement dated November 7, 2012 (the “Offer to Purchase”) that is being sent to holders of the Notes.  Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer and Solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related Consents, and if they decide to do so, the principal amount of the Notes to tender.

Holders may obtain copies of the Offer to Purchase and the related Consent and Letter of Transmittal from the Information Agent for the Tender Offer and Solicitation, Global Bondholder Services, at (866) 470-4300 (toll free).

Credit Suisse Securities (USA) LLC is the Dealer Manager and Solicitation Agent for the Tender Offer and Solicitation.  Questions regarding the Tender Offer and Solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect).

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes or deliver the related Consents, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and does not constitute an offer to purchase, an offer to sell, a solicitation of an offer to purchase or sell, or a solicitation of consent with respect to any securities.

The Tender Offer and the Solicitation are being made solely pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal.  The Tender Offer and Solicitation are not being made to holders of Notes in any jurisdiction in which the making of or acceptance of a tender offer or consent solicitation would not be in compliance with the laws of such jurisdiction.

This press release contains forward-looking information based on the current expectations of Terex.  Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this press release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries.  Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market.

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976

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